Weyco Reports Fourth Quarter And Full Year 2018 Results

MILWAUKEE, March 5, 2019 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2018.

FOURTH QUARTER
Net sales for the fourth quarter of 2018 were $89.6 million, an increase of 12% compared to fourth quarter 2017 net sales of $80.3 million. Earnings from operations were $11.9 million in the fourth quarter of 2018, up 16% compared to $10.3 million in the fourth quarter of 2017. Net earnings attributable to the Company rose 19% to $9.6 million in the fourth quarter of 2018, from $8.1 million in last year's fourth quarter. Diluted earnings per share were $0.93 per share in the fourth quarter of 2018, up from $0.79 per share in the fourth quarter of 2017.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $70.8 million in the fourth quarter of 2018, an increase of 15% compared with $61.4 million in the fourth quarter of 2017. Within the wholesale segment, BOGS and Florsheim fourth quarter net sales rose 34% and 23%, respectively, due to increases across the majority of distribution channels. Stacy Adams net sales were up 6% this quarter, due primarily to higher sales to department stores and national shoe chains. Net sales of the Nunn Bush brand were down 2% for the quarter. Licensing revenues were $734,000 in the fourth quarter of 2018 and $724,000 in last year's fourth quarter.

Gross earnings for the North American wholesale segment were 40.0% of net sales in the fourth quarter of 2018, compared to 37.4% of net sales in last year's fourth quarter. Earnings from operations for the wholesale segment were $10.4 million in the fourth quarter of 2018, up 24% compared to $8.3 million in the fourth quarter of 2017, as a result of higher sales and gross margins.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet businesses in the United States, were $8.2 million in the fourth quarter of 2018, up 19% compared to $6.9 million in last year's fourth quarter. Same store sales (which include U.S. internet sales) were up 21% for the quarter, due mainly to higher sales through the Company's websites. Driven by higher online sales, retail earnings from operations rose to $1.9 million in the fourth quarter of 2018, from $1.1 million in last year's fourth quarter.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $10.6 million in the fourth quarter of 2018, down 11% compared to $12.0 million in the fourth quarter of 2017. This decrease was due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 14% for the quarter, with lower sales in both its retail and wholesale businesses, as a result of the challenging retail environment. The weaker Australian dollar relative to the U.S. dollar also contributed to the decrease, as Florsheim Australia's net sales in local currency were down 8% for the quarter. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $333,000 for the quarter, compared to operating earnings of $787,000 in the same period last year. The decrease between years was primarily due to lower sales at Florsheim Australia.

Effective January 1, 2018, the Tax Cuts and Jobs Act lowered the U.S. federal tax rate from 35% to 21%, which reduced the Company's fourth quarter 2018 income tax provision by $1.2 million and increased diluted earnings per share by $0.12. In 2017, the Company remeasured its deferred tax balances to reflect the new lower tax rate, which reduced its fourth quarter 2017 income tax provision by $1.5 million and increased its 2017 diluted earnings per share by $0.15.

FULL YEAR 2018
Overall net sales were $298 million in 2018, an increase of 5% compared to $284 million in 2017. Earnings from operations were $25.5 million in 2018, up 9% compared to $23.4 million in 2017. Net earnings attributable to the Company rose 24% to $20.5 million in 2018, from $16.5 million in 2017. Diluted earnings per share were $1.97 per share in 2018, up from $1.60 per share in 2017.

Net sales in the North American wholesale segment were $233 million in 2018, up 7% compared to $217 million in 2017. Within the wholesale segment, net sales of our Florsheim and BOGS brands were up 20% and 10%, respectively, with increases across the majority of distribution channels. Stacy Adams net sales increased 5% for the year, due mostly to higher sales to department stores and national shoe chains. Net sales of the Nunn Bush brand were down 3% for the year, primarily due to lower sales to national shoe chains and department stores, partially offset by higher sales to online retailers. Licensing revenues were $2.5 million in both 2018 and 2017.

North American wholesale segment gross earnings as a percent of net sales were 35.6% in 2018 and 33.6% in 2017. Wholesale earnings from operations were $23.1 million in 2018, up 14% compared to $20.2 million in 2017, due to higher sales and gross margins.

In the North American retail segment, net sales were $22.7 million in 2018, up 9% compared to $20.9 million in 2017. Same store sales were up 13% for the year, due mainly to increased sales through the Company's websites. Earnings from operations for the retail segment were $2.7 million in 2018, up from $1.4 million in 2017, due mainly to higher sales through the Company's websites.

The Company's other businesses had net sales of $42.3 million in 2018, down 7% compared to $45.6 million in 2017. The decrease was due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 10% for the year, with lower sales in both its wholesale and retail businesses, due to the challenging retail environment. The weaker Australian dollar relative to the U.S. dollar also contributed to the decrease, as Florsheim Australia's net sales in local currency were down 7% for the year. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $379,000 in 2018, compared to operating earnings of $1.8 million in 2017. The decrease between years was primarily due to lower sales at Florsheim Australia.

During the third quarter of 2018, as previously disclosed, the Company purchased the remaining 45% interest in Florsheim Australia for $3.7 million, and the Company now owns 100% of Florsheim Australia.

Other expense totaled $638,000 in 2018 compared to $248,000 last year. The increase in expense was primarily due to foreign exchange losses recognized from the revaluation of intercompany loans between the Company's North American wholesale segment and Florsheim Australia.

The lower U.S. federal tax rate in 2018 reduced the Company's 2018 income tax provision by $3.2 million and increased diluted earnings per share by $0.31. In 2017, the Company remeasured its deferred tax balances to reflect the new lower tax rate, which reduced its 2017 income tax provision by $1.5 million and increased its 2017 diluted earnings per share by $0.15.

"Our North American businesses bounced back in 2018, posting impressive sales and earnings growth for the quarter and year," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "These results were largely driven by the strong performances of our Florsheim and BOGS brands within our wholesale business and on our websites. Also contributing to our growth in 2018 was the performance of our Stacy Adams brand, which achieved record sales in 2018. While we are proud of these achievements, our international businesses continued to struggle in a sluggish retail environment."

On March 5, 2019, the Company's Board of Directors declared a quarterly cash dividend of $0.23 per share to all shareholders of record on March 15, 2019, payable March 29, 2019.

Conference Call Details
Weyco Group, Inc. will host a conference call on March 6, 2019, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2018 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UEjTfJCSxYfqLp. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/m6/p/tx8dtmwq. A recording of the conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group
Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per share amounts)

Net sales	$ 89,586	$ 80,270	$ 298,375	$ 283,749
Cost of sales	50,228	46,363	178,295	173,056
Gross earnings	39,358	33,907	120,080	110,693

Selling and administrative expenses	27,460	23,646	94,621	87,281
Earnings from operations	11,898	10,261	25,459	23,412

Interest income	242	201	981	773
Interest expense	(35)	(8)	(45)	(15)
Other expense, net	(224)	(5)	(638)	(248)

Earnings before provision for income taxes	11,881	10,449	25,757	23,922

Provision for income taxes	2,413	2,088	5,798	7,223

Net earnings	9,468	8,361	19,959	16,699

Net (loss) earnings attributable to noncontrolling interest	(127)	278	(525)	208

Net earnings attributable to Weyco Group, Inc.	$ 9,595	$ 8,083	$ 20,484	$ 16,491

Weighted average shares outstanding
Basic	10,170	10,117	10,168	10,253
Diluted	10,307	10,176	10,391	10,314

Earnings per share
Basic	$ 0.94	$ 0.79	$ 2.01	$ 1.61
Diluted	$ 0.93	$ 0.79	$ 1.97	$ 1.60

Cash dividends declared (per share)	$ 0.23	$ 0.22	$ 0.91	$ 0.87

Comprehensive income	$ 9,695	$ 5,584	$ 19,246	$ 15,835
Comprehensive (loss) income attributable to noncontrolling interest	(127)	363	(997)	634
Comprehensive income attributable to Weyco Group, Inc.	$ 9,822	$ 5,221	$ 20,243	$ 15,201

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2018	2017
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 22,973	$ 23,453
Marketable securities, at amortized cost	1,525	5,970
Accounts receivable, net	51,533	49,451
Income tax receivable	-	669
Inventories	72,684	60,270
Prepaid expenses and other current assets	5,380	5,770
Total current assets	154,095	145,583

Marketable securities, at amortized cost	18,702	17,669
Deferred income tax benefits	1,277	750
Property, plant and equipment, net	28,707	31,643
Goodwill	11,112	11,112
Trademarks	32,868	32,978
Other assets	23,283	23,097
Total assets	$ 270,044	$ 262,832

LIABILITIES AND EQUITY:
Short-term borrowings	$ 5,840	$ -
Accounts payable	12,764	8,905
Dividend payable	2,308	2,228
Accrued liabilities	14,306	14,031
Accrued income tax payable	912	-
Total current liabilities	36,130	25,164

Deferred income tax liabilities	3,724	2,069
Long-term pension liability	23,112	27,766
Other long-term liabilities	1,495	2,174
Total liabilities	64,461	57,173

Common stock	10,057	10,162
Capital in excess of par value	64,263	55,884
Reinvested earnings	152,835	150,350
Accumulated other comprehensive loss	(21,572)	(17,859)
Total Weyco Group, Inc. equity	205,583	198,537
Noncontrolling interest	-	7,122
Total equity	205,583	205,659
Total liabilities and equity	$ 270,044	$ 262,832

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2018	2017
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 19,959	$ 16,699
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	3,712	3,956
Amortization	318	349
Bad debt expense	311	621
Deferred income taxes	643	2,187
Net foreign currency transaction losses (gains)	459	(146)
Share-based compensation expense	1,513	1,622
Pension contribution	(3,000)	(4,000)
Pension expense	696	995
Impairment of long-lived assets	356	-
Increase in cash surrender value of life insurance	(528)	(517)
Changes in operating assets and liabilities -
Accounts receivable	(2,409)	637
Inventories	(12,387)	9,634
Prepaid expenses and other assets	531	486
Accounts payable	3,898	(2,813)
Accrued liabilities and other	(2,617)	3,720
Accrued income taxes	2,427	124
Excess tax benefits from stock-based compensation	(830)	(37)
Net cash provided by operating activities	13,052	33,517

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(7,949)	(15,597)
Proceeds from maturities of marketable securities	11,338	17,565
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(1,410)	(1,578)
Net cash provided by investing activities	1,824	235

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,213)	(8,877)
Cash dividends paid to noncontrolling interest of subsidiary	(88)	(204)
Payment to acquire noncontrolling interest of subsidiary	(3,740)	-
Shares purchased and retired	(11,414)	(15,190)
Net proceeds from stock options exercised	4,403	4,284
Taxes paid related to the net share settlement of equity awards	(699)	(154)
Proceeds from bank borrowings	60,340	31,570
Repayments of bank borrowings	(54,500)	(35,838)
Net cash used for financing activities	(14,911)	(24,409)

Effect of exchange rate changes on cash and cash equivalents	(445)	400

Net (decrease) increase in cash and cash equivalents	$ (480)	$ 9,743

CASH AND CASH EQUIVALENTS at beginning of year	23,453	13,710

CASH AND CASH EQUIVALENTS at end of year	$ 22,973	$ 23,453

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 3,669	$ 4,901
Interest paid	$ 45	$ 15

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880